SECURITIES AND EXCHANGE COMMISSION

                    Washington, DC  20549

                          FORM 8-K

                       CURRENT REPORT

           Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported)
                      December 31, 1998



                   CHAPMAN HOLDINGS, INC.
   (Exact name of registrant as specified in its charter)


            Maryland             0-23587          52-2069777
           (State or other      (Commission         (IRS
                                                     Employer
           jurisdiction of        File Number)
                                                    Identification No.)
           incorporation)


 401 East Pratt Street, 28th Floor, Baltimore, Maryland  21202
(Address of principal executive office)                 (Zip Code)


Registrant's telephone number, including area code, (410) 625-9656



Item 5.  Other Events.

Press Release:
Media Contact: Demetris Brown
The Chapman Company
800-752-1013
www.chapmancompany.com

Chapman Holdings, Inc. Reports 1998 Year End Earnings

March 19, 1999 - Chapman Holdings, Inc. of Baltimore Maryland, (NASDAQ: CMAN), the first African American owned securities brokerage firm in history to become a publicly-traded company, announced audited earnings for the Company's year ending December 31, 1998. Chapman Holdings, Inc. is the parent company of The Chapman Company, a full service brokerage operation.

Total revenues for the year decreased by $56,732 or 1.9% to $2,935,069 for 1998 from $2,991,801 for 1997. Revenues increased $581,225 in the main business areas versus the same period prior year before losses related to the company's inventory of trading stock of $637,957.

The Company has undertaken an extensive expansion of its core business operations: retail and institutional brokerage, government and public finance, corporate finance and investment related special events. This expansion involved; hiring additional personnel, branch expansion, technology investment and product expansion. "We incurred expenses and made investments in our company this year to seek future growth of revenues and earnings.", says Nathan
A. Chapman, Jr., President of Chapman Holdings, Inc.

The Company had a net loss of $1,130,758 or $(.40) per share, for 1998 versus net income of $336,987 or $.17 per share reported for 1997. The Company experienced significant growth in its business activities and the number of its employees. The Company's targeted growth requires increased investment in personal, financial and management systems and facilities.

Baltimore, Maryland based Chapman Holdings Inc. went public on February 26, 1998. The Company, has satellite offices in Alabama, California, Colorado, Illinois, Mississippi,
Pennsylvania, Tennessee and Texas.



                         SIGNATURES

          Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              CHAPMAN HOLDINGS, INC.


Date:  March 19, 1999           By:/S/ NATHAN A. CHAPMAN
                                   Nathan A. Chapman, Jr.
                                   President